Exhibit 10.1

AMENDED AND RESTATED

ADVISORY AGREEMENT

BY AND BETWEEN

STEADFAST APARTMENT REIT, INC.

AND

STEADFAST APARTMENT ADVISOR, LLC

TABLE OF CONTENTS

1.	Definitions	1
2.	Appointment	9
3.	Duties of the Advisor	9
4.	Authority of Advisor	13
5.	Bank Accounts	13
6.	Records; Access	13
7.	Limitations on Activities	14
8.	Relationship with Directors	14
9.	Fees	14
10.	Expenses	16
11.	Timing of Additional Limitations on Reimbursements to the Advisor	18
12.	Other Services	19
13.	Voting Agreement	19
14.	Business Combinations	19
15.	Relationship of the Parties	19
16.	Other Activities of the Advisor	20
17.	The Steadfast Name	20
18.	Term of Agreement	21
19.	Termination by the Parties	21
20.	Payments to and Duties of Advisor Upon Termination	21
21.	Assignment to an Affiliate	22
22.	Indemnification by the Company and the Operating Partnership	22
23.	Advancement of Legal Expenses	23
24.	Indemnification by Advisor	23
25.	Publicity	23
26.	Non-Solicitation	23
27.	Notices	24
28.	Modification	24
29.	Severability	24
30.	Construction	24
31.	Entire Agreement	24
32.	Indulgences, Not Waivers	25
33.	Gender	25
34.	Titles Not to Affect Interpretation	25
35.	Execution in Counterparts	25

ADVISORY AGREEMENT

THIS AMENDED AND RESTATED ADVISORY AGREEMENT (this “Agreement”), entered into as of the 5th day of August, 2019, and which shall be effective as of the first to occur of the SIR Merger (as defined below) and the STAR III Merger (as defined below) (the “Effective Date”) is entered into by and among Steadfast Apartment REIT, Inc., a Maryland corporation (the “Company”) and Steadfast Apartment Advisor, LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

W I T N E S S E T H

WHEREAS, the Company intends to qualify as a REIT and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Company is the general partner of Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), Steadfast Income REIT Operating Partnership, L.P. (“SIR OP”) and Steadfast Apartment REIT III Operating Partnership, L.P. (“STAR III OP”), and the Company intends to conduct all of its business and make all or substantially all Investments through SIR OP, STAR III OP and the Operating Partnership;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. CONSTRUCTION AND DEFINITIONS. Any reference to SIR or SIR OP or STAR III or STAR III OP shall be ignored until the date of the SIR Merger or STAR III Merger, respectively. As used in this Agreement, the following terms have the meanings specified below:

Acquisition Expenses means any and all expenses, excluding Acquisition Fees and Loan Coordination Fees, incurred by the Company, SIR OP, STAR III OP, the Operating Partnership, the Advisor, or any of their Affiliates in connection with the selection, evaluation, acquisition, origination or development of any Investments, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums, and the costs of performing due diligence.

Acquisition Fee means the fees payable to the Advisor pursuant to Section 9(a), plus all other fees and commissions, excluding Acquisition Expenses, in connection with making or investing in any Investment or the purchase, development or construction of any Real Estate Asset by the Company. Included in the computation of such fees or commissions shall be any real estate commission, origination fee, selection fee, development fee, construction fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be development fees and construction fees paid to Persons not Affiliated with the Advisor in connection with the actual development and construction of a Real Estate Asset.

Advisor means Steadfast Apartment Advisor, LLC, a Delaware limited liability company, any successor advisor to the Company, SIR OP, STAR III OP and the Operating Partnership to which Steadfast Apartment Advisor, LLC or any successor advisor subcontracts substantially all of its functions. Notwithstanding the foregoing, a Person hired or retained by Steadfast Apartment Advisor, LLC to perform property management and related services for the Company, SIR OP, STAR III OP or the Operating Partnership that is not hired or retained to perform substantially all of the functions of Steadfast Apartment Advisor, LLC with respect to the Company, SIR OP, STAR III OP or the Operating Partnership as a whole shall not be deemed to be an Advisor.

Affiliate or Affiliated means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of its outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner of such other Person. An entity shall not be deemed to control or be under common control with a program sponsored by the Sponsor unless (A) the entity owns 10% or more of the voting equity interests of such program or (B) a majority of the Board (or equivalent governing body) of such program is composed of Affiliates of the entity or general partner.

Articles of Incorporation means the Articles of Incorporation of the Company, as amended or restated from time to time.

Average Invested Assets means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Investments before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board means the board of directors of the Company, as of any particular time.

Bylaws means the bylaws of the Company, as amended or restated from time to time.

Cause means with respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct, gross negligence or negligent breach of a fiduciary duty by the Advisor, or a material breach of this Agreement by the Advisor.

Change of Control means any event (including, without limitation, issue, transfer or other disposition of Shares of capital stock of the Company or equity interests in SIR OP, STAR III OP or the Operating Partnership, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-j of the Exchange Act), directly or indirectly, of securities of the Company, SIR OP, STAR III OP or the Operating Partnership representing greater than 50% or more of the combined voting power of the Company’s, SIR OP’s, STAR III OP’s or the Operating Partnership’s then outstanding securities, respectively; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of the Shares.

Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Company means Steadfast Apartment REIT, Inc., a Maryland corporation.

Competitive Real Estate Commission means a real estate or brokerage commission for the purchase or sale of property that is reasonable, customary and competitive in light of the size, type and location of the property.

Contract Sales Price means the total consideration received by the Company for the Sale of an Investment.

Cost of Investments means the sum of (i) with respect to acquisition or origination of an Investment to be wholly owned, directly or indirectly, by the Company, the amount actually paid or budgeted to fund the acquisition, origination, development, construction or improvement (i.e., value-enhancement) of the Investment, inclusive of expenses associated with the making of such Investment and the amount of any debt associated with, or used to fund the investment in, such Investment, and (ii) with respect to the acquisition or origination of an Investment through any Joint Venture, the portion of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Investment, inclusive of expenses associated with the making of such Investment, plus the amount of any debt associated with, or used to fund the investment in, such Investment that is attributable to the Company’s investment in such Joint Venture.

Dealer Manager means Stira Capital Markets Group, LLC (or any successor thereto) or such other Person or entity selected by the Board to act as the dealer manager for a Public Offering.

Dealer Manager Fee means 3.0% of Gross Proceeds from the sale of each Share in a Public Offering, payable to the Dealer Manager for serving as the dealer manager of such Public Offering (excluding the Gross Proceeds received by the Company pursuant to the Company’s distribution reinvestment plan). The Dealer Manager Fee will be reduced to 2.0% of Gross Proceeds from the sale of each Share in a Public Offering in the event a Participating Dealer elects to receive the 8.0% trailing Sales Commissions as described in the Prospectus.

Director means a member of the Board.

Disposition Fee means the fees payable to the Advisor pursuant to Section 9(c).

Distributions means any distributions of money or other property by the Company to Stockholders (or solely for purposes of Section 9 and Section 20(c) hereof, by SIR and STAR III to their respective Stockholders), including without limitation distributions that may constitute a return of capital for federal income tax purposes and Special Distributions.

Effective Date shall have the meaning set forth in the Preamble hereto.

Enterprise Value shall mean the actual value of the Company, excluding the value of any preferred stock issued by the Company and outstanding at such time, valued as a going concern based on the difference between (1) the value of all of its assets as determined by the Board, including a majority of the Independent Directors, and (2) all of its liabilities as set forth on its balance sheet for the period ended immediately prior to the determination date; provided that if the Advisor disagrees as to the Enterprise Value as determined by the Board, then the Advisor and the Company shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one other appraiser whose determination of the Enterprise Value shall be final and binding on the parties as to Enterprise Value. The cost of any appraisal shall be split evenly between the Company and the Advisor; provided further that (A) if the Enterprise Value is being determined in connection with a Change of Control that establishes the value of the Company’s common stock, then the Enterprise Value shall be the value of the common stock established thereby, and (B) if the Enterprise Value is being determined in connection with a Listing, then the Enterprise Value shall be equal to the number of outstanding Shares multiplied by the closing price of a single Share averaged over a period of 30 trading days during which the Shares are listed or quoted for trading after the date of Listing. Such period of 30 consecutive trading days shall begin on the day 150 days after the initial date of Listing, or the first trading day thereafter. For purposes hereof, a “trading day” shall be any day on which the exchange on which the Shares are listed is open for trading and whether or not there is an actual trade of Shares on any such day. The determination of Enterprise Value pursuant to (A) or (B) as applicable shall be conclusive and the Advisor shall not have a right to seek an appraisal in those instances, however the Advisor would retain all rights available to it at law and in equity.

Excess Amount shall have the meaning set forth in Section 11(d).

Exchange Act means the Securities Exchange Act of 1934, as amended.

Expense Year shall have the meaning set forth in Section 11(d).

Funds From Operations means the Company’s funds from operations, a non-GAAP financial measure, which is calculated based on net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and non-cash impairment charges of real estate-related investments, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FINRA means the Financial Industry Regulatory Authority, Inc. and any successor thereto.

GAAP means generally accepted accounting principles as in effect in the United States of America from time to time.

Good Reason means either (i) any failure to obtain a satisfactory agreement from any successor to the Company, SIR OP, STAR III OP or the Operating Partnership to assume and agree to perform the Company’s, SIR OP’s, STAR III OP’s and the Operating Partnership’s obligations under this Agreement or (ii) any material breach of this Agreement of any nature whatsoever by the Company, SIR OP, STAR III OP or the Operating Partnership.

Gross Proceeds means the aggregate purchase price of all Shares sold for the account of the Company through all Public Offerings, without deduction for Sales Commissions, Dealer Manager Fees or Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Sales Commissions or Dealer Manager Fees are paid to the Dealer Manager or a Participating Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the offering price per Share pursuant to the Prospectus for such Public Offering without reduction.

Indemnitee shall have the meaning set forth in Section 22.

Independent Appraiser means a Person with no material current or prior business or personal relationship with the Advisor or the Directors and who is a qualified appraiser of Real Estate Assets, Real Estate-Related Assets of the type held by the Company, SIR OP, STAR III OP or the Operating Partnership or of other Investments as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of such qualification as to Real Estate Assets.

Independent Director shall have the meaning set forth in the Articles of Incorporation.

Initial Public Offering means the initial public offering of Shares registered pursuant to the Registration Statement.

Investments means any investments by the Company, SIR OP, STAR III OP, or the Operating Partnership in Real Estate Assets, Real Estate-Related Assets or other investments in which the Company, SIR OP, STAR III OP or the Operating Partnership may acquire an interest, either directly or indirectly, including through an ownership interest in a Joint Venture, pursuant to its Articles of Incorporation, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for the purpose of cash management.

Invested Capital means the amount calculated by multiplying the total number of Shares originally issued by the Company, SIR and STAR III (excluding Shares issued in the SIR Merger and the STAR III Merger) by the gross issue price of each Share; provided that, solely for purposes of calculating Stockholders’ 6% Return, reduced by the amount of any Special Distributions, in each event such reduction shall only be for the period beginning on the payment date of such Special Distributions.

Investment Management Fee means the fees payable to the Advisor pursuant to Section 9(d).

Joint Venture means the joint venture, limited liability company, partnership or other entity pursuant to which the Company is a co-venturer or partner with respect to the ownership of any Investments.

Listing means the listing of the Shares on (i) a U.S. national securities exchange; (ii) a non-U.S. national securities exchange that is officially recognized, sanctioned or supervised by a governmental authority; or (iii) any over-the-counter market. Upon such Listing, the Shares shall be deemed “Listed.”

Loan Coordination Fee means the fees payable to the Advisor pursuant to Section 9(e).

Loans means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.

Modified Funds From Operations means the Company’s modified funds from operations, a non-GAAP financial measure, which is calculated based on Funds From Operations adjusted for the following items, as applicable, included in the determination of net income computed in accordance with GAAP: Acquisition Fees and Acquisition Expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities; accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures.

NASAA REIT Guidelines means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association as in effect on the Effective Date, as may be modified from time to time.

Net Income means, for any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets.

Net Sales Proceeds. In the case of a transaction described in clause (i) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, SIR OP, STAR III OP or the Operating Partnership, including all Disposition Fees, closing costs and legal fees and expenses. In the case of a transaction described in clause (ii) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, SIR OP, STAR III OP or the Operating Partnership, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (iii) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company, SIR OP, STAR III OP or the Operating Partnership from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the Company, SIR OP, STAR III OP or the Operating Partnership (other than those paid by the Joint Venture). In the case of a transaction or series of transactions described in clause (iv) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a mortgage or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on behalf of the Company, SIR OP, STAR III OP or the Operating Partnership, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (v) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, SIR OP, STAR III OP or the Operating Partnership, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. Net Sales Proceeds shall also include any consideration (including non-cash consideration such as stock, notes, or other property or securities) that the Company determines, in its discretion, to be economically equivalent to proceeds of a Sale, valued in the reasonable determination of the Company. Net Sales Proceeds shall not include any reserves established by the Company in its sole discretion.

Operating Expenses means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or its business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees paid in compliance with the NASAA REIT Guidelines, (vi) Acquisition Fees and Acquisition Expenses, and (vii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgages or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property). The definition of “Operating Expenses” set forth above is intended to encompass only those expenses that are required to be treated as Total Operating Expenses under the NASAA REIT Guidelines. As a result, and notwithstanding the definition set forth above, any expense of the Company that is not part of Total Operating Expenses under the NASAA REIT Guidelines shall not be treated as part of Operating Expenses for purposes hereof.

Operating Partnership has the meaning set forth in the Preamble hereto.

Operating Partnership Agreement means the Limited Partnership Agreement by and among the Company, the Operating Partnership and the Advisor, as amended or restated from time to time.

Organization and Offering Expenses means any and all costs and expenses incurred by or on behalf of the Company in connection with the formation of the Company, the qualification and registration of a Public Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, amending and supplementing registration statements and prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses, information technology costs, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

Participating Dealers means broker-dealers who are members of FINRA or that are exempt from broker-dealer registration, and who, in either case, have executed participating dealer or other agreements with the Dealer Manager to sell Shares in a Public Offering.

Performance Fee means the fee payable to the Advisor upon termination of this Agreement under certain circumstances if certain performance standards have been met pursuant to Section 20.(c)(i) or (ii) of this Agreement.

Person means an individual, corporation, partnership, trust, joint venture, limited liability company or other entity.

Property Manager means an entity that has been retained to perform and carry out property-management services at one or more of the Real Estate Assets, excluding Persons retained or hired to perform facility management or other services or tasks at a particular Real Estate Asset, the costs for which are passed through to and ultimately paid by the tenant at such Real Estate Asset.

Prospectus means a “Prospectus” under Section 2(10) of the Securities Act, including a preliminary Prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.

Public Offering means a public offering of Shares pursuant to a Prospectus.

Real Estate Assets means any investment by the Company, SIR OP, STAR III OP or the Operating Partnership in unimproved and improved Real Property (including, without limitation, fee or leasehold interests, options and leases) either directly or through a Joint Venture.

Real Estate-Related Assets means any investments by the Company, SIR OP, STAR III OP or the Operating Partnership in, or origination of, mortgage loans and other types of real estate-related debt financing, including, without limitation, mezzanine loans, bridge loans, convertible mortgages, construction mortgage loans, loans on leasehold interests and participations in such loans, as well as real estate debt securities and equity securities of other real estate companies and REITs.

Real Property means real property owned from time to time by the Company, SIR OP, STAR III OP or the Operating Partnership, either directly or through joint venture arrangements or other partnerships, which consists of (i) land only, (ii) land, including the buildings and improvements located thereon, (iii) buildings and improvements only, or (iv) such investments the Board and the Advisor mutually designate as Real Property to the extent such investments could be classified as Real Property.

REIT means a “real estate investment trust” under Sections 856 through 860 of the Code.

Registration Statement means the registration statement filed by the Company with the SEC on Form S-11 (Reg. No. 333-191049), as amended from time to time, in connection with the initial Public Offering, and any other registration statement filed by the Company from time to time.

Sale or Sales means any transaction or series of transactions whereby: (i) the Company, SIR OP, STAR III OP, or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Investment or portion thereof, including the lease of any Real Property consisting of a building only, and including any event with respect to any Real Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (ii) the Company, SIR OP, STAR III OP, or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company, SIR OP, STAR III OP, or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (iii) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company, SIR OP, STAR III OP, or the Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Investment or portion thereof, including any event with respect to any Real Property which gives rise to a significant amount of insurance proceeds or similar awards; (iv) the Company, SIR OP, STAR III OP, or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Real Estate-Related Assets or portion thereof (including with respect to any Real Estate-Related Investment, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event which gives rise to a significant amount of insurance proceeds or similar awards; (v) the Company, SIR OP, STAR III OP, or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other asset not previously described in this definition or any portion thereof; or (vi) any other transaction or series of transactions that the Board deems to be a Sale.

Sales Commissions means 7.0% of Gross Proceeds from the sale of each Share in a Public Offering payable to the Dealer Manager and reallowable to Participating Dealers with respect to Shares sold by them (in each case excluding the proceeds received by the Company pursuant to the Company’s distribution reinvestment plan). Alternatively, the Participating Dealer may elect to receive a trailing Sales Commission equal to an up-front fee of 3.0% of Gross Proceeds from the sale of each Share in a Public Offering, with 3.0% of Gross Proceeds from the sale of each Share in a Public Offering paid on the first anniversary of the initial sale of Shares, and 2.0% of Gross Proceeds from the sale of each Share in a Public Offering paid on the second anniversary of the initial sale of Shares, as more particularly described in the Prospectus. In the event that the Participating Dealer elects to receive the 8.0% trailing Sales Commission, the Dealer Manager Fee will be reduced from 3.0% of Gross Proceeds from the sale of each Share in a Public Offering to 2.0% of Gross Proceeds from the sale of each Share in a Public Offering.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended.

Shares mean the shares of the Company’s common stock, par value $0.01 per share. Where the context requires, “Shares” shall also include shares of common stock of SIR and STAR III.

SIR means Steadfast Income REIT, Inc.

SIR Merger means the merger of SIR with and into a subsidiary of the Company pursuant to that certain Agreement and Plan of Merger, dated August 5th, 2019, among Steadfast Income REIT, Inc., Steadfast Income REIT Operating Partnership, L.P., Steadfast Apartment REIT, Inc., Steadfast Apartment REIT Operating Partnership, L.P., and SI Subsidiary, LLC.

SIR OP has the meaning as set forth in the Preamble hereto.

Special Committee has the meaning as provided in Section 14.

Special Distribution means the amount paid by the Company, SIR or STAR III (a) for any Distribution or portion of a Distribution that is determined at any time and in good faith by the Board to be a “special distribution” (as opposed to an “ordinary distribution”), (b) to repurchase shares pursuant to an issuer self-tender offer or (c) for any other repurchase of Shares.

Sponsor means Steadfast REIT Investment, LLC, a Delaware limited liability company.

STAR III means Steadfast Apartment REIT III, Inc.

STAR III Common Stock means the STAR III Class A common stock, Class T common stock and Class R common stock.

STAR III Merger means the merger of STAR III with and into a subsidiary of the Company pursuant to that certain Agreement and Plan of Merger, dated August 5th, 2019, among Steadfast Apartment REIT III, Inc., Steadfast Apartment REIT III Operating Partnership, L.P., Steadfast Apartment REIT, Inc., Steadfast Apartment REIT Operating Partnership, L.P., and SIII Subsidiary, LLC.

STAR III OP has the meaning as set forth in the Preamble hereto.

Stockholders mean the registered holders of the Shares.

Stockholders’ 6.0% Return. As of any date, an aggregate amount equal to a 6.0% cumulative, non-compounded, annual return on Invested Capital commencing on the date of original issuance of each Share by the Company, SIR and STAR III, as applicable. For the avoidance of doubt, Invested Capital is a number that will be increased as equity capital is raised and decreased with the payment of a Special Distribution.

Subordinated Incentive Listing Fee. The fee payable to the Advisor under certain circumstances if the Shares are Listed pursuant to Section 9(i).

Subordinated Share of Net Sales Proceeds. The fee payable to the Advisor under certain circumstances following receipt of Net Sales Proceeds pursuant to Section 9(h).

Termination Date means the date of termination of this Agreement (unless termination is followed by adoption of an advisory agreement with the Advisor or an Affiliate thereof).

2%/25% Guidelines has the meaning set forth in Section 11(d).

2. APPOINTMENT. The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3. DUTIES OF THE ADVISOR. The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its Investments. The Advisor undertakes to present to the Company potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Articles of Incorporation and the direction and oversight of the Board and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Articles of Incorporation, Bylaws and the Operating Partnership Agreement, the Advisor shall perform the duties described in this Section 3.

(a) Offering Services. The Advisor shall manage and supervise, in connection with any Public Offering:

(i) the development of the Initial Public Offering and any subsequent Public Offering approved by the Board, including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

(ii) along with the Dealer Manager, the approval of the Participating Dealers and negotiation of the related selling agreements;

(iii) along with the Dealer Manager, the coordination of the due diligence process relating to Participating Dealers and their review of the Registration Statement and other Public Offering documents;

(iv) along with the Dealer Manager, the preparation of all marketing materials contemplated to be used by the Dealer Manager or others relating to any Public Offering;

(v) along with the Dealer Manager, the negotiation and coordination with the transfer agent for the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

(vi) along with the Dealer Manager, the creation and implementation of various technology and electronic communications related to any Public Offering; and

(vii) all other services related to any Public Offering, other than services that (a) are to be performed by the Dealer Manager, (b) the Company elects to perform directly or (c) would require the Advisor to register as a broker-dealer with the SEC, FINRA or any state.

(b) Acquisition Services. The Advisor shall:

(i) subject to Section 4 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which such investments will be made; and (c) acquire such investments on behalf of the Company;

(ii) oversee the due diligence process related to prospective Investments;

(iii) prepare reports regarding prospective Investments which include recommendations and supporting documentation necessary for the Board to evaluate the prospective Investments; and

(iv) obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate in the judgment of the Advisor, concerning the value of prospective Investments.

(c) Investment Management Services. The Advisor shall:

(i) serve as the Company’s investment and financial advisor and obtain certain market research and economic and statistical data in connection with the Investments and investment objectives and policies;

(ii) investigate, select and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including, but not limited to, consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(iii) monitor applicable markets and obtain reports where appropriate in the judgment of the Advisor, concerning the value of the Investments;

(iv) monitor and evaluate the performance of the Investments, provide daily investment management services to the Company and perform and supervise the various investment management and operational functions related to the Investments;

(v) formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Investments on an overall portfolio basis;

(vi) oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Real Estate Asset expenses and maintenance;

(vii) conduct periodic on-site property visits (as the Advisor deems reasonably necessary) to some or all of the Real Estate Assets to inspect the physical condition of the Real Estate Assets and to evaluate the performance of the Property Managers;

(viii) review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company’s overall budget;

(ix) coordinate and manage relationships between the Company and any Joint Venture partners; and

(x) provide financial and operational planning services and investment portfolio management functions, including, without limitation, the planning and implementation of establishing the Company’s net asset value and obtaining appraisals and valuations with respect to Investments.

(d) Accounting and Other Administrative Services. The Advisor shall:

(i) manage and perform the various administrative functions necessary for the management of the day-to-day operations of the Company;

(ii) from time-to-time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company under this Agreement;

(iii) coordinate with the Company’s independent accountants and auditors to prepare and deliver to the Board’s audit committee an annual report covering the Advisor’s compliance with certain material aspects of this Agreement;

(iv) provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(v) maintain accounting data and any other information concerning the activities of the Company as shall be needed to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

(vi) maintain all books and records of the Company;

(vii) oversee tax and compliance services and risk management services and coordinate with third parties engaged by the Company, including independent accountants and other consultants, on related tax matters;

(viii) supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(ix) provide the Company with all necessary cash management services;

(x) manage and coordinate with the transfer agent the Distribution process and payments to Stockholders;

(xi) at any time reasonably requested by the Board, consult with the Board and assist in evaluating and obtaining adequate property insurance coverage based upon risk management determinations;

(xii) provide the officers of the Company and the Board with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters;

(xiii) consult with the Board relating to the corporate governance structure and the policies and procedures related thereto; and

(xiv) oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law including the Sarbanes-Oxley Act of 2002.

(e) Stockholder Services. The Advisor shall:

(i) along with the Dealer Manager, manage communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

(ii) along with the Dealer Manager, establish technology infrastructure to assist in providing Stockholder support and service.

(f) Financing Services. The Advisor shall:

(i) identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;

(ii) negotiate terms, arrange and execute financing agreements;

(iii) manage relationships between the Company and its lenders; and

(iv) monitor and oversee the service of the Company’s debt facilities and other financings.

(g) Disposition Services. The Advisor shall:

(i) consult with the Board and provide assistance with the evaluation and approval of potential Investment dispositions, sales or other liquidity events; and

(ii) structure and negotiate the terms and conditions of transactions pursuant to which Investments may be sold.

4. AUTHORITY OF ADVISOR.

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to perform the services described in Section 3. The Advisor shall have the power to delegate all or any part of its rights and powers to perform the services described in Section 3 to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Articles of Incorporation.

(b) Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Articles of Incorporation or Maryland General Corporation Law require the prior approval of the Board. The Advisor will deliver to the Board all documents and other information required by the Board to evaluate a proposed investment (and any financing related to such proposed investment).

(c) If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information required by them to properly evaluate the proposed transaction.

(d) The prior approval of a majority of the Independent Directors not otherwise interested in the transaction and a majority of the Board not otherwise interested in the transaction will be required for each transaction to which the Advisor or its Affiliates is a party.

(e) The Board may, at any time upon the giving of written notice to the Advisor, modify or revoke the authority or approvals set forth in Section 3 and this Section 4; provided, however, that such modification or revocation shall be effective upon receipt of such notification by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification.

5. BANK ACCOUNTS. The Advisor shall establish and maintain one or more bank accounts in the name of the Company and the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render, upon request by the Board, its audit committee or the auditors of the Company, appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

6. RECORDS; ACCESS. The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees and expense reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and such other information that the Company requests.

7. LIMITATIONS ON ACTIVITIES. Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (a) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code unless the Board has determined that the Company will not seek or maintain REIT qualification for the Company, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (d) require the Advisor to register as a broker-dealer with the SEC, FINRA or any state, or (e) violate the Articles of Incorporation or Bylaws. In the event that an action would violate any of (a) through (e) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its managers, officers, employees and members, and the partners, directors, officers, managers, members and stockholders of the Advisor’s Affiliates shall not be liable to the Company or to the Directors or Stockholders for any act or omission by the Advisor, its directors, officers, employees, or members, and the partners, directors, officers, managers, members or stockholders of the Advisor’s Affiliates taken or omitted to be taken in the performance of their duties under this Agreement except as provided in Section 24 of this Agreement.

8. RELATIONSHIP WITH DIRECTORS. Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Company as a REIT, directors, officers and employees of the Advisor or an Affiliate of the Advisor may serve as a Director and as officers of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board and no such Director shall be deemed an Independent Director for purposes of satisfying the Director independence requirement set forth in the Articles of Incorporation.

9. FEES. The Company shall pay the Advisor the following fees subject to the conditions set forth below.

(a) Acquisition Fees. The Company shall pay to the Advisor or an Affiliate an Acquisition Fee payable by the Company, in cash, as compensation for services rendered in connection with the investigation, selection, acquisition (by purchase, investment or exchange), origination, development, construction or improvement of Investments as set forth in Section 3(b) hereof. The total Acquisition Fees payable to the Advisor or its Affiliates shall equal 0.5% of (1) the Cost of Investment or (2) the Company’s allocable portion of the purchase price in connection with the acquisition or origination of any Investment acquired through a Joint Venture. Notwithstanding the foregoing, the Acquisition Fee related to each of the SIR Merger and STAR III Merger shall equal 1.0% of the Cost of Investment with such acquisition, as set forth in the Advisory Agreement prior to the Effective Date applicable to the Mergers. Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the Company shall be subject to the limitations on acquisition fees contained in (and defined in) the Articles of Incorporation. The Advisor shall submit an invoice to the Company following the closing of each Investment, accompanied by a computation of the Acquisition Fee. Generally the Acquisition Fee shall be paid to the Advisor at the closing of the transaction upon receipt of the invoice by the Company; provided, however, that such Acquisition Fee shall be paid to an Affiliate of the Advisor that is registered as a FINRA member broker-dealer if applicable laws or regulations prohibit such payment to be made to a Person that is not a FINRA member broker-dealer. In addition, payment of the Acquisition Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred Acquisition Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.

(b) Limitation on Total Acquisition Fees, Origination Fees and Acquisition Expenses. In no event will the total of all Acquisition Fees and Acquisition Expenses (including any Loan Coordination Fee) payable with respect to a particular Investment exceed 4.5% of the “Contract Price for the Property,” as defined in the NASAA REIT Guidelines, unless a majority of the Independent Directors approves the Acquisition Fees and Acquisition Expenses and determines the transaction to be commercially competitive, fair and reasonable to the Company.

(c) Disposition Fee. In connection with a Sale of an Investment in which the Advisor or any Affiliate of the Advisor provides a substantial amount of services as determined by a majority of the Independent Directors, the Company shall pay to the Advisor or its Affiliate, in cash, a Disposition Fee up to one-half of the Competitive Real Estate Commission paid, but in no event to exceed 0.5% of the Sales Price of the Investment sold. Any Disposition Fee payable under this Section 9(c) may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for the Sale of each Real Estate Asset shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6.0% of the Contract Sales Price. Substantial assistance in connection with a Sale may include the preparation of an investment package (for example, a package including a new investment analysis, rent rolls, Argus projections, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or other such substantial services performed in connection with a Sale. The Advisor shall submit an invoice to the Company following the closing or closings of each disposition, accompanied by a computation of the Disposition Fee. Generally, the Disposition Fee shall be paid to the Advisor at the closing of the transaction upon receipt of the invoice by the Company; provided, however, that such Disposition Fee shall be paid to an Affiliate of the Advisor that is registered as a FINRA member broker-dealer if applicable laws or regulations prohibit such payment to be made to a Person that is not a FINRA member broker-dealer. In addition, payment of the Disposition Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred Disposition Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.

(d) Investment Management Fee. The Advisor shall receive the Investment Management Fee as compensation for services rendered in connection with the management of the Company’s assets as set forth in Section 3(c) hereof. The Investment Management Fee shall be payable to the Advisor, 50% in cash and 50% in Shares, monthly in an amount equal to one-twelfth of 1.0% of the Cost of Investments. The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the Investment Management Fee for the applicable period. Generally, the Investment Management Fee payable to the Advisor shall be paid on the last day of such month, or the first business day following the last day of such month. In addition, payments of the Investment Management Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred Investment Management Fee shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.

(e) Loan Coordination Fee. The Company will pay the Advisor or one of its Affiliates, in cash, the Loan Coordination Fee equal to 0.5% of (1) the initial amount of new debt financed or outstanding debt assumed in connection with the acquisition, development, construction, improvement or origination of any type of Real Estate Asset or Real Estate-Related Asset acquired directly or (2) the Company’s allocable portion of the purchase price and therefore the related debt in connection with the acquisition or origination of any type of Real Estate Asset or Real Estate-Related Asset acquired through a Joint Venture.

As compensation for services rendered in connection with any financing or the refinancing of any debt (in each case, other than at the time of the acquisition of a property), the Company will also pay the Advisor or one of its Affiliates, in the form of Shares equal to such amount, a Loan Coordination Fee equal to 0.50% of the amount refinanced or the Company’s proportionate share of the amount refinanced in the case of Investments made through a Joint Venture.

Notwithstanding the foregoing, the Loan Coordination Fee related to each of the SIR Merger and STAR III Merger shall equal 1.0% of the Cost of Investment with such acquisition, as set forth in the Advisory Agreement prior to the Effective Date applicable to the Mergers.

(f) Form of Payment. Except if a form of payment or distribution is specifically provided for, the Advisor may, in its sole discretion, elect to have any of the fees paid pursuant to this Section 9, in whole or in part, in cash or Shares. The price of any Shares issued pursuant to this Section 9 shall be at the Public Offering price or if the Company is not conducting a Public Offering, at the most recent value per Share determined by the Board.

(g) Changes to Fee Structure. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.

(h) Subordinated Share of Net Sales Proceeds. The Subordinated Share of Net Sales Proceeds shall be payable to the Advisor in an amount equal to 15.0% of Net Sales Proceeds remaining after the Company has paid Distributions not less than the sum of the Stockholders’ 6.0% Return and 100% of Invested Capital, as of each determination date less any Subordinated Incentive Listing Fee previously paid to the Advisor but not below zero. This fee shall be payable in cash; provided that the Advisor shall have the option to elect Shares in lieu of cash. In no event will the Company pay a Subordinated Share of Net Sales Proceeds in excess of the amount that would be presumptively reasonable under Section 8.7 of the Articles of Incorporation.

(i) Subordinated Incentive Listing Fee. Upon Listing, the Advisor shall be entitled to the Subordinated Incentive Listing Fee in an amount equal to 15.0% of the amount by which (i) the Enterprise Value plus Distributions paid by the Company prior to Listing, exceeds (ii) the sum of (A) 100% of Invested Capital at the date of Listing and (B) the total Distributions required to pay the Stockholders’ 6.0% Return through the date that Enterprise Value is determined less (C) any Subordinated Share of Net Sales Proceeds previously paid but not below zero. This fee shall be payable in cash; provided that the Company shall have the option to pay such amount in Shares in lieu of cash, and such Shares would be issued 30 trading days after the Listing date, at a price per Share equal to the average closing price of the Shares over the 30 trading days immediately preceding the date of such payment.

10. EXPENSES. In addition to the compensation paid to the Advisor pursuant to Section 9 hereof, the Company or the Operating Partnership shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its Affiliates in connection with the services it provides to the Company and the Operating Partnership pursuant to this Agreement, including, but not limited to:

(a) Organization and Offering Expenses; provided, however, that (i) the Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount of Organization and Offering Expenses attributable to the Initial Public Offering paid by the Company and the Operating Partnership to exceed 15.0% of the Gross Proceeds from the Initial Public Offering raised as of the date of the reimbursement; (ii) within 60 days after the end of the month in which a Public Offering terminates, the Advisor shall reimburse the Company to the extent the Company incurred Organization and Offering Expenses attributable to such Public Offering exceeding 15.0% of the Gross Proceeds raised in the completed Public Offering; and (iii) the Company shall not reimburse the Advisor for any Organization and Offering Expenses that the Independent Directors determine are not fair and commercially reasonable to the Company;

(b) Acquisition Expenses incurred in connection with the selection, evaluation and acquisition of Investments (including the reimbursement of any acquisition expenses incurred by the Advisor and payable to third parties that are not Affiliates of the Company); provided, however, that the total of all Acquisition Fees and Acquisition Expenses (including any Loan Coordination Fee) payable in connection with a particular Investment may not exceed 4.5% of the “Contract Price for the Property,” as defined in the NASAA REIT Guidelines, unless a majority of the Independent Directors approves the Acquisition Fees and Acquisition Expenses and determines the transaction to be commercially competitive, fair and reasonable to the Company;

(c) the actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor;

(d) interest and other costs for borrowed money, including discounts, points and other similar fees;

(e) taxes and assessments on income of the Company or Investments, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;

(f) out-of-pocket costs associated with insurance obtained in connection with the business of the Company or by its officers or the Board;

(g) expenses of managing, improving, developing and operating Real Estate Assets owned by the Company, as well as expenses of other transactions relating to an Investment, including but not limited to prepayments, maturities, workouts and other settlements of Loans and other Investments;

(h) all out-of-pocket expenses in connection with payments to the Directors for attending meetings of the Board and Stockholders;

(i) expenses associated with a Listing or sale or merger of the Company if the Advisor or its Affiliate provides a substantial amount of services in connection with such Listing or a sale or merger, including but not limited to the Company’s allocable share of the Advisor’s employee costs, travel and communications expenses, costs of appraisals and due diligence reports, market surveys and research, third-party brokerage or finder’s fees and other closing costs regardless of whether the Company completes any such transaction;

(j) expenses connected with payments of Distributions, including without limitation Special Distributions;

(k) expenses associated with the issuance and distribution of Shares and other securities of the Company, such as underwriting fees, advertising expenses, legal and accounting fees, taxes and registration fees;

(l) expenses incurred in connections with the formation, organization and continuation of any corporation, partnership, Joint Venture or other entity through which the Company’s investments are made or in which any such entity invests;

(m) expenses of organizing, redomesticating converting, modifying, merging, liquidating, dissolving or terminating the Company or any subsidiary thereof or amending or revising the Articles of Incorporation or governing documents of any subsidiary;

(n) expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(o) personnel and related employment costs incurred by the Advisor or its Affiliates in performing the services described in Section 3 hereof, including but not limited to reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, provided that no reimbursement shall be made for costs of such employees of the Advisor or its Affiliates to the extent that such employees perform services for which the Advisor receives Acquisition Fees, Investment Management Fees, Disposition Fees or Loan Coordination Fees and provided further that if the Advisor subsequently determines to seek reimbursement for personnel costs of individuals who serve as executive officers of the Company, the Company will disclose any such reimbursement in its next quarterly or annual report filed pursuant to SEC requirements;

(p) audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any other committee of the Board;

(q) out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; and

(r) all other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.

11. TIMING OF ADDITIONAL LIMITATIONS ON REIMBURSEMENTS TO THE ADVISOR.

(a) Expenses incurred by the Advisor on behalf of the Company and the Operating Partnership and payable pursuant to Section 10 shall be reimbursed no less than monthly to the Advisor.

(b) The Advisor shall prepare a statement documenting the expenses of the Company and the Operating Partnership during each month, and shall deliver such statement to the Company and the Operating Partnership within 20 days after the end of each month. The Advisor shall also prepare a statement documenting the expenses of the Company and Operating Partnership during each quarter, and shall deliver such statement to the Company and Operating Partnership within 30 days after the end of each quarter.

(c) Notwithstanding anything else in this Section 11 to the contrary, the expenses enumerated in Section 10 shall not become reimbursable to the Advisor unless and until the Company raises $2 million in Gross Proceeds pursuant to the Initial Public Offering.

(d) Commencing with the end of the fourth fiscal quarter following the fiscal quarter in which the Company completes its first Investment, the Company shall not reimburse the Advisor at the end of any fiscal quarter in which Operating Expenses for the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. Any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company or, at the option of the Company, subtracted from the Operating Expenses reimbursed during the subsequent fiscal quarter. If there is an Excess Amount in any Expense Year and the Independent Directors determine that such excess was justified based on unusual and nonrecurring factors which they deem sufficient, then the Excess Amount may be carried over and included in Operating Expenses in subsequent Expense Years and reimbursed to the Advisor in one or more of such years, provided that there shall be sent to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. Such determination shall be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

12. OTHER SERVICES. In the event that (a) the Board requests that the Advisor or any manager, officer or employee thereof render services for the Company other than as set forth in this Agreement or (b) there are changes to the regulatory environment in which the Advisor or Company operates that would increase significantly the level of services performed such that the costs and expenses borne by the Advisor for which the Advisor is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under Section 10 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

13. VOTING AGREEMENT. The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, it will not vote or consent on matters submitted to the Stockholders of the Company regarding (a) the removal of the Advisor or any of its Affiliates as the Advisor or (b) any transaction between the Company and the Advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor or any of its Affiliates is no longer serving as the Company’s external advisor.

14. BUSINESS COMBINATIONS.

(a) The Company may consider becoming a self-administered REIT once the Company’s assets and income are, in the view of the Board, of sufficient size such that internalizing the management functions performed by the Advisor is in the best interests of the Company and the Stockholders. If the Board should make this determination in the future, the Board shall form a special committee (the “Special Committee”) comprised entirely of Independent Directors to consider a possible business combination with the Advisor. The Board shall, subject to applicable law, delegate all of its decision-making power and authority to the Special Committee with respect to matters relating to a possible business combination with the Advisor. The Special Committee also shall be authorized to retain its own financial advisors and legal counsel to, among other things, negotiate with representatives of the Advisor regarding a possible business combination with the Advisor.

(b) If the Board elects to internalize any management services provided by the Advisor, neither the Company nor the Operating Partnership shall pay any compensation or other remuneration to the Advisor or its Affiliates in connection with such internalization of management services. Notwithstanding the above, to the extent the Advisor or Sponsor performs substantial services or incurs costs in connection with any transition-related services performed by the Advisor, the Company, with the approval of the Independent Directors, will pay the Advisor for such services and shall reimburse the Advisor for expenses and costs reasonably incurred as a result of such services.

15. RELATIONSHIP OF THE PARTIES. The Company and the Operating Partnership, on the one hand, and the Advisor on the other, are not partners of joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners of joint venturers or impose any liability as such on either of them.

16. OTHER ACTIVITIES OF THE ADVISOR.

(a) Nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, manager, member, partner, employee or stockholder of the Advisor or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other Person and earn fees for rendering such services; provided, however, that the Advisor must devote sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement. The Advisor may, with respect to any Investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into joint ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such joint ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service. For the avoidance of doubt, it is understood that neither the Company nor the Board has the authority to determine the salary, bonus or any other compensation paid by the Advisor to any Director, officer, member, partner, employee, or stockholder of the Advisor or its Affiliates, including any person who is also a director or officer employee of the Company.

(b) The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in a manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company and its Affiliates.

(c) The Advisor shall be required to use commercially reasonable efforts to present continuing and suitable investment opportunities to the Company that are consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company. In the event an investment opportunity is located, the allocation procedure set forth under the caption “Conflicts of Interest—Conflict Resolution Procedures—Allocation of Investment Opportunities” in the Registration Statement shall govern the allocation of the opportunity among the Company and Affiliates of the Advisor. The Advisor shall be required to notify the Board at least annually of Investments that have been purchased by other entities managed by the Advisor or its Affiliates for determination by the Board that the Advisor is fairly presenting investment opportunities to the Company.

17. THE STEADFAST NAME. The Advisor and its Affiliates have a proprietary interest in the name “Steadfast.” The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive, royalty-free right and license to use the name “Steadfast” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform substantial advisory services for the Company, the Company will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the name “Steadfast” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “Steadfast” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any of its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “Steadfast.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Steadfast” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company.

18. TERM OF AGREEMENT. This Agreement shall have an initial term of one year from the Effective Date and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Independent Directors) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Independent Directors.

19. TERMINATION BY THE PARTIES. This Agreement may be terminated:

(a) immediately by the Company or the Operating Partnership for Cause or upon the bankruptcy of the Advisor;

(b) upon 60 days written notice without Cause and without penalty by a majority of the Independent Directors of the Company; or

(c) upon 60 days written notice with Good Reason by the Advisor.

The provisions of Sections 17 and 20 through 35 of this Agreement survive termination of this Agreement.

20. PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION.

(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company or the Operating Partnership within 30 days after the effective date of such Termination Date all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, subject to the 2%/25% Guidelines to the extent applicable.

(b) The Advisor shall promptly upon termination:

(i) pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii) deliver to the Board all assets, including all Investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

(iv) reasonably cooperate with the Company and the Operating Partnership to provide an orderly management transition.

(c) (i) Upon termination, unless such termination is by the Company because of (A) a material breach of this Agreement by the Advisor or (B) fraud, criminal conduct, willful misconduct, gross negligence or negligent breach of a fiduciary duty by the Advisor, the Advisor shall be entitled to receive a payment of the Performance Fee equal to 15.0% of the amount, if any, by which the Enterprise Value on the Termination Date, plus the total Distributions paid by the Company through the Termination Date, exceeds Invested Capital plus an amount not less than the Stockholders’ 6.0% Return through the Termination Date. The Company shall, in its sole discretion, pay such Performance Fee in cash or Shares at the time of such termination. In the event the Company pays such Performance Fee in Shares, such Shares shall be issued at a price per Share as determined in the definition of Enterprise Value; provided that if the Shares are Listed at the time of termination, then the Enterprise Value shall be equal to the average closing price of the Shares over the 30 trading days immediately preceding the date of such election of the Shares.

(ii) Notwithstanding Section 20(c)(i), the Performance Fee shall be reduced by the amount of any fees paid to the Advisor under Section 9(h)- (i) hereof but not below zero.

21. ASSIGNMENT TO AN AFFILIATE. This Agreement may be assigned by the Advisor to an Affiliate only with the prior written approval of a majority of the Directors (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the Directors. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership are bound by this Agreement.

22. INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP. The Company and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees (the “Indemnitees,” and each an “Indemnitee”), from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Articles of Incorporation or the provisions of Section II.G of the NASAA REIT Guidelines. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders. Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of an Indemnitee for any loss or liability suffered by such Indemnitee, nor shall they provide that an Indemnitee be held harmless for any loss or liability suffered by the Company and the Operating Partnership, unless all of the following conditions are met:

(a) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the Company and the Operating Partnership;

(b) the Indemnitee was acting on behalf of, or performing services for, the Company or the Operating Partnership;

(c) such liability or loss was not the result of negligence or misconduct by the Indemnitee; and

(d) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.

Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company and the Operating Partnership for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met:

(a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;

(b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or

(c) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company or the Operating Partnership were offered or sold as to indemnification for violation of securities laws.

23. ADVANCEMENT OF LEGAL EXPENSES. The Company or the Operating Partnership shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee as a result of any legal action for which indemnification is being sought in advance of the final disposition of a proceeding only if all of the following conditions are satisfied:

(a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership;

(b) the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a Stockholder acting in such Stockholder’s capacity as such and a court of competent jurisdiction specifically approves such advancement; and

(c) the Indemnitee undertakes to repay the advanced funds to the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that such Indemnitee is found not to be entitled to indemnification.

24. INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

25. PUBLICITY. The Advisor shall not, and shall cause its Affiliates and their officers, managers, employees and members to not, make any public statements or disclosure regarding this Agreement, the duties contemplated hereunder or the business of the Company and the Operating Partnership without obtaining the prior written consent of the officers of the Company as to the form and content of such disclosure, except to the extent that such disclosure is required by law, in which case the Advisor will give the Company sufficient prior written notice thereof to seek judicial intervention. Except as authorized in advance by the Board, only the officers of the Company shall be permitted to make public statements or disclosure on behalf of the Company.

26. NON-SOLICITATION. During the period commencing on the Effective Date and ending one year following the Termination Date, the Company shall not, without the Advisor’s prior written consent, directly or indirectly (a) solicit or encourage any person to leave the employment or other service of the Advisor or its Affiliates; or (b) hire on behalf of the Company or any other person or entity, any person who has left its employment within the one year period following the termination of that person’s employment the Advisor or its Affiliates. During the period commencing on the date hereof through and ending one year following the Termination Date, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor or its Affiliates with, or endeavor to entice away from the Advisor or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or its Affiliates.

27. NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand, by courier or overnight carrier or by registered or certified mail to the addresses set forth herein:

To the Directors and to the Company:	Steadfast Apartment REIT, Inc. 18100 Von Karman Avenue, Suite 500 Irvine, California 92612 Telephone: (949) 852-0700 Attention: Chief Executive Officer

To the Operating Partnership:	Steadfast Apartment REIT Operating Partnership, L.P. c/o Steadfast Apartment REIT, Inc. 18100 Von Karman Avenue, Suite 500 Irvine, California 92612 Telephone: (949) 852-0700 Attention: Treasurer

To the Advisor:	Steadfast Apartment Advisor, LLC 18100 Von Karman Avenue, Suite 500 Irvine, California 92612 Telephone: (949) 852-0700 Attention: Secretary

If delivered by hand or by courier, the date on which the notice, report or other communication is delivered shall be the date on which such delivery is made and if delivered by overnight carrier, the date on which the notice, report or other communication is received shall be the date on which such delivery is made. Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 27.

28. MODIFICATION. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

29. SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

30. CONSTRUCTION. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

31. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

32. INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

33. GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

34. TITLES NOT TO AFFECT INTERPRETATION. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

35. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first written above.

STEADFAST APARTMENT REIT, INC.

By:	/s/ Rodney F. Emery
Name:	Rodney F. Emery
Title:	Chief Executive Officer

STEADFAST APARTMENT ADVISOR, LLC

By:	/s/ Ella Shaw Neyland
Name:	Ella Shaw Neyland
Title:	President

Signature Page to Advisory Agreement